Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement Amendment No. 1 to Form S-4 No. 333-123571 and related Prospectus of Medco Health Solutions, Inc. for the registration of its common stock and to the incorporation by reference therein of our report dated August 16, 2002, with respect to the consolidated financial statements and schedule of Accredo Health, Incorporated included in its Annual Report (Form 10-K/A) for the year ended June 30, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Memphis, Tennessee

July 8, 2005